ASB HOLDING COMPANY
                               holding company for


                           AMERICAN SAVINGS BANK OF NJ


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                                 COMMONLY ASKED

                                    QUESTIONS

                                    & ANSWERS

                               ABOUT THE MINORITY

                                 STOCK OFFERING
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                              QUESTIONS AND ANSWERS

                          Summary of the Stock Offering

  American Savings Bank of NJ (the "Bank") reorganized into the mutual holding company (MHC) form of organization in 1999 and upon completion of that reorganization, the Bank became a wholly-owned subsidiary of American Savings, MHC. In June 2003, a middle-tier stock holding company was created and the Bank became a wholly-owned subsidiary of ASB Holding Company. As such, all of the stock of American Savings Bank of NJ is now held by ASB Holding Company which has all of its stock owned by American Savings, MHC. The voting and liquidation rights of American Savings, MHC will continue to be held by the depositors of American Savings Bank of NJ as they have been since the 1999 reorganization. As a mutual holding company organization, a majority of the stock of ASB Holding Company must always be held by American Savings, MHC. Pursuant to a plan of stock issuance adopted by the Board of Directors in February 2003, ASB Holding Company is planning to offer 40% of its stock in a subscription offering to certain eligible depositors of American Savings Bank of NJ.

                          Effect on Deposits and Loans

Q.       Will the stock offering affect any of my deposit accounts or loans?

A. No. The stock offering will not affect the balance or terms of any deposit account or loan. Your deposits will continue to be federally insured to the fullest extent permissible.

                                  About Voting

Q.       Will the stock offering be voted on by members?

A. No, the mutual holding company reorganization was already approved by members at a special meeting of members held in 1999. As an existing MHC organization, ASB Holding Company can offer up to 49.9% of its common stock without further membership approval.

                     About the Stock of ASB Holding Company

Investment in the common stock of ASB Holding Company involves certain risks. For a discussion of these risks and other factors, investors are urged to read the prospectus of ASB Holding Company.

Q. How will ASB Holding Company prioritize orders if it receives order for more shares then are available?

A. The common stock of ASB Holding Company will be offered in a subscription offering in the following order of priority:


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         o        Eligible Account Holders  (depositors of American Savings Bank of NJ with accounts totaling $50 or more) as of January 31, 2002.

         o Employee Plans (tax-qualified employee stock benefit plans) of American Savings Bank of NJ.

         o Supplemental Eligible Account Holders (depositors of American Savings Bank of NJ with accounts totaling $50 or more) as of June 30, 2003.

Upon completion of the subscription offering, common stock that is not sold in the subscription offering may be offered, at the discretion of ASB Holding Company, to members of the general public in a community offering or a syndicated community offering.

Q.       Will any account I hold with the Bank be converted into stock?

A. No. All accounts remain as they were prior to the stock offering. As an Eligible Account Holder or Supplemental Eligible Account Holder, you receive priority over the general public in exercising your right to subscribe for shares of common stock.

Q.       Will I receive a discount on the price of the stock?

A.       No.  Regulations  require that the  offering  price of the stock be the
         same  for  everyone:   depositors  of  American  Savings  Bank  of  NJ,
         directors, officers, employees of the Bank and the general public.

Q.       How many shares of stock are being offered, and at what price?

A. ASB Holding Company is offering for sale up to __________ shares of common stock at a price of $10 per share. Under certain circumstances, it may sell up to ____________ shares.

Q.       How much stock can I purchase?

A. The minimum purchase is 25 shares. As more fully discussed in the prospectus, the maximum purchase by any person or persons on one account in the subscription offering is $200,000 (20,000 shares); the same limit applies to the community offering and the syndicated community offering, if held. The maximum aggregate purchase by any person and the associates of such person or entity is $400,000 (40,000 shares).

Q.       How do I order stock?

A. You may subscribe for shares of Common Stock by completing and returning a stock order form, together with your payment, either in person to any branch office of American Savings Bank of NJ or by mail in the envelope provided with the stock order form marked "STOCK ORDER RETURN."

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Q.       How can I pay for my shares of stock?

A. You can pay for the common stock by check, cash, money order or withdrawal from your deposit account at the Bank. If you choose to pay by cash, you must deliver the stock order form and payment in person to any branch office of the Bank and it will be converted to a bank check or a money order. PLEASE DO NOT SEND CASH IN THE MAIL.

Q.       When is the deadline to subscribe for stock?

A. An executed order form with the required full payment must be physically received by the Bank no later than 12:00 noon eastern time on _________, ____________, 2003.

Q. Can I subscribe for shares using funds in my IRA/Qualified Plan at the Bank?

A. Federal regulations do not permit the purchase of common stock with your existing IRA or Qualified Plan at the Bank. To use such funds to subscribe for Common Stock, you need to establish a "self-directed" trust account with an outside trustee. Please call our Stock Center if you require additional information. TRANSFER OF SUCH FUNDS TAKES TIME, SO PLEASE MAKE ARRANGEMENTS AS SOON AS POSSIBLE.

Q. Can I subscribe for shares and include someone else who is not on my account to my stock registration?

A. No. Federal regulations prohibit the transfer of subscription rights. Adding the names of other persons who are not owners of your qualifying account(s) will result in your order becoming null and void.

Q. Will payments for common stock earn interest until the stock offering closes?

A. Yes. Any payments made by cash, check or money order will earn interest at the American Savings Bank of NJ savings account rate from the date of receipt to the completion or termination of the stock offering. Withdrawals from a deposit account or a certificate of deposit at the Bank to buy common stock may be made without penalty. Depositors who elect to pay for their common stock by a withdrawal authorization will receive interest at the contractual rate on the account until the completion or termination of the stock offering.

Q.       Will dividends be paid on the stock?

A. At this time, we do not plan to pay dividends in the immediate future on the common stock of ASB Holding Company. We will in the future consider paying cash dividends, and the timing, amount and frequency would be determined at that time.

Q.       Where will the stock be traded?


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A.       Upon completion of the stock offering, we expect the stock to be traded and quoted on the OTC Electronic Bulletin Board. We have not yet been assigned a trading symbol.

Q.       Can I change my mind after I place an order to subscribe for stock?

A.       No. After receipt, your order may not be modified or withdrawn.

                      Effect on American Savings Bank of NJ

Q.       What effect will the Stock  Offering  have on American  Savings Bank of
         NJ?

A. The stock offering will have no effect on the retail business or operations of American Savings Bank of NJ. The Bank will have the same officers, directors and employees, and the Bank will conduct business from the same offices during the same business hours.

Q. Will this affect existing loans, deposits and services offered by American Savings Bank of NJ?

A. No, the stock offering will not affect the term or rate of any existing loan or savings account. American Savings Bank of NJ will continue to offer the same services under the same terms. However, with the additional capital raised from the stock offering, the Bank and the Holding Company may be able to offer additional or expanded services.

Q.       Am I required to purchase stock?

A.       No one is required to purchase any stock.

Q. Is this likely to cause American Savings Bank of NJ to be acquired or merged?

A. No, the Bank intends to continue to operate as an independent, community financial institution. That is one of the reasons why ASB Holding Company is in the mutual holding company form of organization with a minority of its stock issued to public stockholders, instead of a full stock company with 100% of its stock issued to public stockholders. Unlike a full stock company, a mutual holding company may not be acquired in a hostile acquisition.


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                             Additional Information

Q.       What if I have additional questions or require more information?

A. ASB Holding Company's prospectus describes the stock offering in detail. Please read the prospectus carefully before subscribing for stock. If you have any questions after reading the enclosed material, you may call our Stock Center at (973) _______, Monday through Friday, between the hours of 9:00 a.m. and 3:00 p.m. Additional material may only be obtained from the Stock Center.


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